MAYTAG CORP. TO EXIT CURRENCY VALIDATOR BUSINESS


(NEWTON, IOWA, NOV. 1, 1995)--Maytag Corporation announced today it has entered into a letter of intent to sell the business and assets of its Dixie-Narco, Inc., manufacturing operation in Eastlake, Ohio, to a private investor for an undisclosed amount. The facility, which designs and manufactures currency validators and electronic components used in the gaming and vending industries, employs approximately 300. Dixie-Narco's headquarters and vending machine manufacturing facility in Williston, S.C., are not affected by the asset sale at Eastlake.
     "Going forward, Dixie-Narco's management resources and capital investments will be focused on our core business of designing, manufacturing, and marketing vending machines and glass front merchandisers," explained Dixie-Narco President Robert W. Downing. "We believe this focus is the best way for us to meet the changing needs of our customers worldwide and to reach our own targets for growth."
     Maytag Corporation expects the transaction to close in the next 60 to 90 days and will take a non-cash book loss of approximately $6-7 million on the asset sale.
     Dixie-Narco is a subsidiary of Maytag Corporation. Dixie-Narco is the leading producer of cold-drink can and bottle vending machines. Its reported 1994 sales were $192 million and operating income was $22 million.


Media contact:  Tom Schwartz at Maytag  515-791-6342
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